Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator and the Investment Committee

Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan:

We consent to the incorporation by reference in registration statement (No. 333-58118) on Form S-8 of Heidrick & Struggles International, Inc. of our report dated June 17, 2011, with respect to the statements of net assets available for benefits of the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan as of December 31, 2010 and 2009, the related statement of changes in net assets available for benefits for the year ended December 31, 2010, and the supplemental schedules, Schedule H, Line 4a—Schedule of Delinquent Participant Contributions for the year ended December 31, 2010 and Schedule H, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 11-K of Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan.

/s/ KPMG LLP
Chicago, Illinois
June 17, 2011